Independent Auditor's Report


To the Shareholders and Board of Trustees of UBS Relationship Funds

In planning and performing our audit of the financial statements of UBS Global Securities Relationship Fund, UBS U.S. Equity
 Relationship Fund, UBS U.S. Large Cap Equity Relationship
 Fund, UBS U.S. Value Equity Relationship Fund, UBS U.S.
 Small Cap Equity Relationship Fund, UBS International Equity
Relationship Fund, UBS Emerging Markets Equity Relationship
 Fund, UBS U.S. Cash Management Prime Relationship Fund,
 UBS U.S. Bond Relationship Fund, UBS High Yield
 Relationship Fund, UBS Emerging Markets Debt Relationship
 Fund, UBS U.S. Securitized Mortgage Relationship Fund and
 UBS Corporate Bond Relationship Fund (thirteen of the funds constituting UBS Relationship Funds)
 (collectively, the "Funds")for the year ended December 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial
 statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of the shareholders and Board of Directors of the Funds and the Securities
 and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



ERNST & YOUNG LLP

February 12, 2004